Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 of PSQ Holdings, Inc. (No. 333-278074) of our report dated April 22, 2024, relating to the consolidated financial statements of Credova Holdings, Inc. (which report expresses an unmodified opinion and includes an emphasis of matter paragraph relating to the adoption of new accounting standards related to accounting for credit losses), appearing in this Current Report on Form 8-K/A dated March 13, 2024 of PSQ Holdings, Inc.

/s/ Moss Adams LLP

San Francisco, CA

May 24, 2024